CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Praxair Retirement Savings Plan

EXHIBIT 23.01

We consent to the incorporation by reference in Registration Statement No. 333-228083 of Linde plc on Form S-8 of our report dated June 26, 2020, appearing in this Annual Report on Form 11-K of the Praxair Retirement Savings Plan as of and for the year ended December 31, 2019.

/s/ CohnReznick LLP
Hartford, Connecticut
June 26, 2020